Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

of

PROVECTUS BIOPHARMACEUTICALS, INC.

PROVECTUS BIOPHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is Provectus Biopharmaceuticals, Inc.

2. The Certificate of Incorporation of the Corporation is amended by deleting the introductory sentence of Article IV thereof and substituting the following in its place:

“The total number of shares which the Corporation shall have authority to issue is 325,000,000 shares of capital stock, of which 300,000,000 shares shall be designated Common Stock, $0.001 par value per share (“Common Stock”), and 25,000,000 shall be designated Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

3.	This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the authorized officer this 16th day of June, 2014.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Peter R. Culpepper
Peter R. Culpepper, Chief Financial Officer
and Chief Operating Officer